Exhibit 99.3

Select Bancorp, Inc. and Premara Financial, Inc.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

September 30, 2017

(dollars in thousands)

	Select Bancorp, Inc.	Premara Financial, Inc.	Pro Forma Before Adjustments	Pro Forma Purchase Accounting Adjustments		Adjustments for Merger and Transactional Costs		Pro Forma Combined
ASSETS

Cash and due from banks	$15,518	$3,154	$18,672	$(14,674)	A	-		$3,998
Interest-earning deposits in other banks	36,793	22,080	58,873	-		(2,558)	A	56,315
Certificates of deposit	1,000	500	1,500	-		-		1,500
Investment securities available-for-sale, at fair value	53,705	34,190	87,895	-		-		87,895

Loans	763,432	204,347	967,779	(5,459)	B	-		962,320
Allowance for loan losses	(8,647)	(2,341)	(10,988)	2,341	C	-		(8,647)
NET LOANS	754,785	202,006	956,791	(3,118)		-		953,673

Accrued interest receivable	2,949	948	3,897	-		-		3,897
Stock in Federal Home Loan Bank of Atlanta ("FHLB"), at cost	1,712	-	1,712	-		-		1,712
Other non-marketable securities	630	1,893	2,523	-		-		2,523
Foreclosed real estate	2,093	-	2,093	-		-		2,093
Premises and equipment, net	17,353	1,068	18,421	18	D	-		18,439
Bank owned life insurance	22,610	5,643	28,253	-		-		28,253
Goodwill	6,931	325	7,256	18,324	E	-		25,580
Core deposit intangible ("CDI")	547	239	786	1,866	F	-		2,652
Assets held for sale	846	-	846			-		846
Other assets	5,277	3,950	9,227	855	I	647	J	10,729

TOTAL ASSETS	$922,749	$275,996	$1,198,745	$3,271		$(1,911)		$1,200,105

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand	$173,231	$71,756	$244,987	$-		$-		$244,987
Savings	34,214	37,195	71,409	-		-		71,409
Money market and NOW	192,685	41,847	234,532	-		-		234,532
Time	374,892	69,447	444,339	812	G	-		445,151
TOTAL DEPOSITS	775,022	220,245	995,267	812		-		996,079

Short-term debt	22,366	18,000	40,366	4	H	-		40,370
Long-term debt	12,372	11,000	23,372	(1)	H	-		23,371
Accrued interest payable	302	56	358	-		-		358
Accrued expenses and other liabilities	2,868	916	3,784	-		-		3,784

TOTAL LIABILITIES	812,930	250,217	1,063,147	815		-		1,063,962

Preferred stock	-	-	-	-	L	-		-

Common stock	11,663	32	11,695	(32)	L	-		11,685
				23	L	-
Additional paid-in-capital	69,753	23,758	93,511	(23,758)	L	-		97,966
				28,212	L	-
Retained earnings	27,903	1,899	29,802	(1,899)	L	(1,911)	K	25,992

Common stock issued to deferred compensation trust, at cost	(2,413)	-	(2,413)	-		-		(2,413)

Directors’ Deferred Compensation Plan Rabbi Trust	2,413	-	2,413	-		-		2,413

Accumulated other comprehensive income	500	90	590	(90)	L	-		500

TOTAL SHAREHOLDERS' EQUITY	109,819	25,779	135,598	2,456		(1,911)		136,143

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$922,749	$275,996	$1,198,745	$3,271		$(1,911)		$1,200,105

Number of common shares outstanding	11,662,621	3,179,808	14,842,429	(850,885)		-		13,991,544
Number of preferred shares outstanding	-	-	-	-		-		-
Total common book value per share	$9.42	$8.11						$9.73
Total tangible book value per share	$8.78	$7.93						$7.71

Select Bancorp, Inc. and Premara Financial, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

September 30, 2017

(dollars in thousands)

	Select Bancorp, Inc.	Premara Financial, Inc.	Pro Forma Before Adjustments	Adjustments		Pro Forma Combined

INTEREST INCOME:
Loans	$27,323	$7,380	$34,703	$2,436	B	$37,139
Federal funds sold and interest-earning deposits	350	49	399	-		399
Investments	963	804	1,767	-		1,767
TOTAL INTEREST INCOME	28,636	8,233	36,869	2,436		39,305

INTEREST EXPENSE:
Money market, NOW and savings deposits	360	958	1,318	-		1,318
Time deposits	2,649	21	2,670	(352)	G	2,318
Short-term debt	295	159	454	-		454
Long-term debt	297	99	396	(1)	H	395
TOTAL INTEREST EXPENSE	3,601	1,237	4,838	(353)		4,485

NET INTEREST INCOME	25,035	6,996	32,031	2,789		34,820
PROVISION FOR LOAN LOSSES	1,091	275	1,366	-		1,366

NET INTEREST INCOME AFTER PROVISION	23,944	6,721	30,665	2,789		33,454
FOR LOAN LOSSES

OTHER INCOME:
Gain on sale of investment securities	-	-	-	-		-
Service charges on deposit accounts	668	386	1,054	-		1,054
Other fees and income	1,618	762	2,380	-		2,380
Total other income	2,286	1,148	3,434	-		3,434

OTHER EXPENSES:
Personnel	10,665	3,851	14,516	-		14,516
Occupancy and equipment	1,619	969	2,588	-		2,588
Deposit insurance	222	143	365	-		365
Professional fees	782	195	977	-		977
CDI amortization	263	46	309	504	F	813
Merger/acquisition related expenses	278	80	358	-		358
Information systems	1,607	429	2,036	-		2,036
Foreclosed -related expense	291	1	292	-		292
Other	2,497	1,122	3,619	-		3,619
TOTAL NON-INTEREST EXPENSE	18,224	6,836	25,060	504		25,564

INCOME BEFORE INCOME TAXES	8,006	1,033	9,039	2,285		11,324
INCOME TAXES	2,776	198	2,974	535	I,J	3,509
NET INCOME	$5,230	$835	$6,065	$1,750		$7,815

Earnings per share, basic	$0.45	$0.26				$0.56
Earnings per share, diluted	$0.45	$0.26				$0.56

Weighted average common shares outstanding, basic	11,659,139	3,162,630				13,988,062
Weighted average common shares outstanding, diluted	11,711,830	3,162,630				14,040,753

Select Bancorp, Inc. and Premara Financial, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The unaudited proforma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of September 30, 2017 and assumes the merger involving Select Bancorp, Inc. ("Select") and Premara Financial, Inc. ("Premara") was complete on that date. Income statement data is presented to give effect to the merger as if it had occured at the beginning of the relevant period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to current presentation. The terms of the merger, which was completed on December 15, 2017, provides that the merger consideration paid by Select will consist of a mixture of Select common stock and cash, with 948,080 shares of Premara common stock being converted to the per share cash consideration of $12.65 and the balance of Premara's issued and outstanding shares as of the closing date being converted into Select common stock at the 1.0463 stock exchange ratio.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Premara at their respective fair values and represents management's estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of Premara's tangible and identifiable intangible assets and liabilities as of the merger date. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts and other items of Premara as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Note 2 - Accounting Policies and Financial Statement Classifications

The accounting policies of both Select and Premara have been reviewed and management has determined that there are no material additional conforming adjustments or financial statement reclassifications needed. There are currently no material transactions between Select and Premara in relation to the unaudited pro forma condensed combined financial information.

Note 3 - Merger Related Charges

Select’s estimated transaction costs related to the merger are approximately $2.6 million ($1.9 million net of tax). This cost is included in the unaudited Pro Forma Condensed Combined Balance Sheet. These estimated transactions costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where Select and Premara may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of the merger-related charges is in the following table (dollars in thousands).

Professional fees	$1,198
Data processing and other non-interest expense	1,360
Total non-interest expense	$2,558
Tax benefit	647
Net merger related expense after tax benefit	$1,911

Note 4 - Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 2,328,923 shares of Select common stock totaling approximately $29.5 million plus cash of approximately $12 million. The merger will be accounted for using the acquisition method of accounting; accordingly Select's cost to acquire Premara will be allocated to the assets (including identifiable intangible assets) and liabilities of Select at their respective fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Common equity capital of Premara as of September 30, 2017		$25,779
Estimated Premara acquisition related expenses, net of tax		$(1,979)
Common equity capital of Premara as of September 30, 2017, adjusted		$23,800
Less estimated fair value adjustments:
Loan fair value	$(5,459)
Allowance for loan losses	2,341
Loans, net	(3,118)
Premises and equipment	18
Core deposit intangible	1,866
Elimination of Premara's goodwill	(325)
Time deposits	(812)
Borrowings	(3)
Related tax benefit for above	854
Total fair value adjustments		(1,520)
Net assets (Equity capital less fair value adjustments)		22,280
Total consideration paid to Premara shareholders (1)		40,929
Goodwill		$18,649

(1)	The purchase price is based on estimated total consideration of $40.9 million. This includes issuance of Select common stock of 2,328,923 shares at a price of approximately $12.65 per common share for a value of $29.5 million, plus approximately $12 million in cash merger consideration, plus cash consideration for warrants and stock options cancelled in connection with the merger.

Note 5 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

A	Cash was adjusted to reflect the payment of estimated merger related expenses of $2.6 million which is assumed to happen at closing prior to any income statement effect and is therefore offset by a reduction in retained earnings. The cash purchase of stock from the shareholders of Premara amounted to approximately $12.0 million.

B	Select identified $5.5 million in net preliminary estimated fair value adjustments to Premara's loan portfolio. The adjustment reflects Select's estimates of both market rate differential at September 30, 2017 and the potential adjustments related to the credit quality of the loan portfolio. As a result $4.5 million of the fair value adjustment relates to credit quality and $1.0 million to interest yield, which is estimated and would only be recorded prospectively if there was a significant increase in the estimated cash flows on those loans. The remaining fair value adjustment reflects estimated fair value based upon current interest rates and spreads in the current interest rate environment, and will be accreted using the level yield methodology over the estimated remaining life of the acquired loan portfolio. The accretion for the nine month period ended September 30, 2017 and year ended December 31, 2016 is estimated at approximately $2.4 million and $2.7 million, respectively.

C	Premara's existing allowance for loan losses of $2.3 million was eliminated in accordance with generally accepted accounting principles.

D	Premises and equipment were adjusted by $18,000 to reflect estimated fair value adjustments for real property. The amortization of these adjustments is not considered material for the nine months ended September 30, 2017.

E	The estimated amount of goodwill associated with the transaction is $18.6 million. The final allocation of the purchase price will be determined after the merger is completed and all purchase accounting adjustments are finalized, and may change the amount allocated to goodwill. At September 30, 2017, Premara had $325,000 in goodwill that will be eliminated at the time of merger.

F	Other intangible assets were adjusted to reflect a core deposit intangible of $2.1 million. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. This amount reflects management's estimate of the market premium associated with these core deposits. The amortization is estimated at approximately $504,000 for the nine month period ended September 30, 2017 and approximately $644,000 for the twelve month period ended December 31, 2016.

G	Time deposits were adjusted by an estimated $812,000 credit for fair value adjustments on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits. Estimated accretion in the pro forma was computed using the sum-of-the-years digits method, which approximates the level yield method. The accretion is estimated at approximately $352,000 for the nine month period ended September 30, 2017 and $418,000 for the twelve month period ended December 31, 2016.

H	Borrowings were adjusted by an estimated $4,000 for short-term borrowings and $1,000 credit for fair value adjustments on long-term borrowings at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the borrowings. Estimated accretion in the pro forma was computed using the straight line method, which approximates the level yield method. The accretion is estimated at approximately $750 for the nine month period ended September 30, 2017 and $3,000 for the twelve month period ended December 31, 2016.

I	Other assets were adjusted by $855,000 to reflect the estimated deferred tax asset arising from the credit quality fair value adjustments and other fair value adjustments on other assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments on other assets and liabilities.

J	Other assets were adjusted by $647,000 to reflect the estimated deferred tax asset arising from the merger and transactional expenses.

K	Retained earnings were adjusted by $1.9 million to reflect the equity effect of merger and transactional costs.

L	Historical shareholders' equity has been eliminated and additional paid-in-capital has been adjusted to reflect Select's estimated capitalization of Premara.

M	The amount of pro forma combined weighted average shares outstanding is calculated by adding Select's historical weighted average shares outstanding for the nine month period ended September 30, 2017 to the shares to be issued in connection with the merger.